Exhibit 99.1

   SUPERVALU REPORTS FIRST QUARTER RESULTS AND REAFFIRMS DILUTED EARNINGS PER
                SHARE GUIDANCE FOR FISCAL 2006 OF $2.30 TO $2.45

    MINNEAPOLIS, July 20 /PRNewswire-FirstCall/ -- SUPERVALU INC. (NYSE: SVU) today reported results for the first quarter of fiscal 2006, which ended June 18, 2005. The company reported net sales of $6.0 billion compared to $5.9 billion last year, net earnings of $91.2 million compared to $149.4 million, basic earnings per share of $0.67 compared to $1.10, and diluted earnings per share of $0.64 compared to $1.04. First quarter earnings per share exceeds Wall Street consensus of $0.61. Last year's first quarter results included a net after-tax gain on the sale of the company's minority interest in WinCo Foods, Inc. (Winco) of $68.3 million, or $0.47 diluted earnings per share.

    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "Overall, we are pleased with our results during the first quarter, which reflect the diversified business mix of our company. Last year, we reported a gain in the first quarter on the sale of Winco. When you exclude the gain from last year's results, we achieved a record first quarter net earnings and diluted earnings per share. We are also affirming our full-year diluted earnings per share guidance for fiscal 2006 of $2.30 to $2.45. Our efforts this year are directed at programs to drive sales performance. We recognize the importance of top line growth in addition to our return on invested capital goal to leverage the excellent progress we made last year."

    Segment Results

    Retail Food Segment -- First quarter retail net sales were $3.2 billion, an increase of 1.7 percent compared to last year's first quarter. Sales performance reflects new regional banner store openings partially offset by the impact of store closings, primarily at Save-A-Lot, as well as a more competitive retail environment. Comparable store sales growth for the quarter was negative 0.4z percent, including slightly negative comparable stores sales at company-operated Save-A-Lot's, when compared to last year's total retail comparable store sales growth of positive 1.8 percent. When adjusted for planned in-market store expansion, first quarter comparable store sales were flat. Save-A-Lot licensed stores also experienced sales softness. Total retail square footage, including licensed stores, increased by approximately 4.2 percent from last year's first quarter, with Save-A-Lot's total square footage increasing by approximately 5.0 percent.

    Reported retail operating earnings for the first quarter were $127.5 million compared to $128.8 million in last year's first quarter, a decrease of 1.0 percent, or flat when adjusted for last year's earnings from Winco. Reported operating earnings as a percent of sales were 4.0 percent compared to 4.1 percent in last year's first quarter. Operating earnings primarily reflect the soft sales performance.

    New store activity since last year's first quarter, including licensed stores, resulted in 91 new store openings, opened and acquired, and 34 store closings for 57 net new store openings. During the last 12 months, new store openings include 81 extreme value stores, and 10 regional banner stores. Store closings for the last 12 months include 33 extreme value stores and one regional banner store. As of June 18, 2005, Save-A-Lot, including licensed stores, operated 1,287 stores, of which 483 stores were combination stores compared to 314 combination stores at the end of last year's first quarter.

    Supply Chain Services Segment -- First quarter net sales for supply chain services (formerly the food distribution segment) were $2.8 billion, a slight increase from last year's first quarter. Sales growth reflects new business, primarily the recently acquired third-party logistics service business and new business growth that offset customer attrition.

    Reported supply chain services operating earnings for the first quarter were $71.4 million compared to $62.9 million in last year's first quarter, an increase of 13.4 percent. Reported operating earnings as a percent of sales were
2.6 percent compared to 2.3 percent in last year's first quarter, primarily reflecting the higher-margin third-party logistics service business.

    Outlook

    SUPERVALU's fiscal 2006 outlook includes business assumptions, such as:

    -- Consumer spending will continue to be pressured by higher fuel prices and modest food inflation;
    -- Comparable store sales, when adjusted for planned in-market store expansion, are projected to increase by approximately one percent for the year;
    -- Overall square footage growth for SUPERVALU's retail store network, including licensee stores, is expected to be approximately five percent for the year. Store development plans, including licensee stores, are approximately 65 to 85 extreme values stores and approximately 10 to 12 new regional banner stores. Remodeling activities, including licensee stores, are approximately 75 extreme value combination store conversions and approximately 40 regional banner major and minor store remodels;
    -- Annual sales attrition in the traditional food distribution business will be in the historical range of two to four percent when excluding the cycling of three large customer transitions to other suppliers in fiscal 2005;
    -- Total capital spending is projected to be approximately $500 to $550 million, including approximately $90 million in capital leases;
    --  The fiscal 2006 effective tax rate is estimated to be 37 percent;
    -- Zero Zone, a refrigeration case and system manufacturer, will be divested in fiscal 2006 as it is non-core to the company's food retail and supply chain service businesses. Zero Zone was acquired February 7, 2005, in conjunction with the company's acquisition of Total Logistics, Inc.

    SUPERVALU affirms the full-year fiscal 2006 basic earnings per share range of $2.43 to $2.58 and the diluted earnings per share range of $2.30 to $2.45. Both basic and diluted earnings per share ranges include costs of approximately $0.05 to $0.07 for new growth and return initiatives including supply chain technology investments and the W. Newell & Co. produce business launch. On a comparable basis, Fiscal 2005 basic earnings per share was $2.35 and diluted earnings per share was $2.24 when eliminating the gain on the sale of WinCo.

    Noddle added, "We remain committed to our strategy, which includes innovative retail merchandising programs and network expansion and the delivery of best-in-class supply chain services across the grocery retail channel and beyond. The establishment of our new 18 percent return on invested capital goal guides all of our important initiatives across the company."

    Other Items

    General corporate expense for the first quarter was $17.1 million compared to $20.3 million last year. Net interest expense during the first quarter was $36.9 million compared to $42.3 million last year. Last year's net interest expense included $5.7 million of costs related to the early redemption of $250 million of notes.

    Cash on hand at the end of the first quarter was $545 million, up from $464 million at fiscal year end, reflecting strong cash flow from operations. The effective tax rate for first quarter was 37 percent.

    Capital spending during the quarter was $102.3 million, including $23.9 million in capitalized leases, primarily funding retail store expansion and store remodeling.

    Total debt to capital was 39.2 percent at the end of first quarter compared to 40.1 percent at fiscal 2005 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

    Diluted weighted average shares outstanding in the quarter were 145.6 million shares reflecting the 7.8 million shares under the company's outstanding contingently convertible debentures. As of June 18, 2005, SUPERVALU had 135.7 million shares outstanding.

    A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://www.supervalu.com . An archive of the call is accessible via telephone by dialing (630) 652-3041 with passcode 12115763 and through the company's Web site at http://www.supervalu.com . The conference call archive will be available through August 3, 2005.

    As of June 18, 2005 SUPERVALU's retail store network consists of 1,555 stores in 40 states, including 1,287 Save-A-Lot extreme value stores - 411 corporate-owned Save-A-Lot stores, 876 licensed Save-A-Lot stores; 268 regional banner stores including Cub Foods, Shop 'n Save, Shoppers Food & Pharmacy, bigg's, Farm Fresh, Scott's Foods and Hornbacher's stores. SUPERVALU serves as primary supplier to approximately 2,200 stores and SUPERVALU's own regional banner store network of 268 stores, while serving as secondary supplier to approximately 400 stores.

    Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,555 retail grocery locations, including licensed Save-A-Lot locations. With its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retail sector. Through SUPERVALU's geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. In addition, SUPERVALU's third-party logistics business provides end-to-end supply chain management solutions that deliver value for manufacturers, consumer products retailers and food service customers. SUPERVALU currently has more than 57,000 employees. For more information about SUPERVALU visit http://www.supervalu.com .

    The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company's supply chain services operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, increases in employee benefit costs, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, other risk factors inherent in the supply chain services business and retail businesses, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.
SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.
(In thousands)

                                           First Quarter       First Quarter
                                         (16 weeks) ended    (16 weeks) ended
(unaudited)                                June 18, 2005       June 19, 2004
---------------------------------        ----------------    ----------------
Net sales

Retail Food                              $      3,184,528    $      3,130,196
  % of total                                         53.3%               53.0%

Supply Chain Services                           2,787,762           2,780,453
  % of total                                         46.7%               47.0%

Total net sales                          $      5,972,290    $      5,910,649
                                                    100.0%              100.0%
Earnings

Retail Food operating earnings           $        127,540    $        128,797
  % of sales                                          4.0%                4.1%

Supply Chain Services operating
 earnings                                          71,356              62,899
  % of sales                                          2.6%                2.3%

Subtotal                                          198,896             191,696
  % of sales                                          3.3%                3.2%

General corporate expense                         (17,053)            (20,335)

Gain on sale of WinCo Foods, Inc.                       -             109,238

Restructure and other charges                        (186)               (279)

Total operating earnings                          181,657             280,320
  % of sales                                          3.0%                4.7%

Interest expense, net                             (36,892)            (42,292)

Earnings before income taxes                      144,765             238,028

Income tax expense                                (53,563)            (88,617)

Net earnings                             $         91,202    $        149,411

NOTE 1:
  Pretax LIFO expense                    $          1,659    $          1,800

NOTE 2:
  Pretax depreciation and
   amortization
    Retail Food Segment                  $         64,088    $         61,515
    Supply Chain Services Segment                  29,967              31,104
    General Corporate                                 109                 376
    Total Company                        $         94,164    $         92,995

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

                                              First Quarter                  First Quarter
                                            (16 weeks) ended               (16 weeks) ended
                                      ---------------------------    ----------------------------
                                         June 18,        % of          June 19,          % of
(unaudited)                               2005           sales           2004            sales
-------------------------------       ------------   ------------    ------------    ------------
Net sales                             $  5,972,290          100.0%   $  5,910,649           100.0%

Costs and expenses:

  Cost of sales                          5,102,739           85.5%      5,065,612            85.7%
  Selling and administrative
   expenses                                687,708           11.5%        673,676            11.4%
  Gain on sale WinCo Foods Inc.                  -            0.0%       (109,238)            1.8%
  Restructure and other charges                186            0.0%            279             0.0%
  Interest Expense, net                     36,892            0.6%         42,292             0.7%

    Total costs and expenses             5,827,525           97.6%      5,672,621            96.0%

Earnings before income taxes               144,765            2.4%        238,028             4.0%

Income tax expense                          53,563            0.9%         88,617             1.5%

Net earnings                          $     91,202            1.5%   $    149,411             2.5%

Net earnings per common share -
 basic                                $       0.67                   $       1.10

Net earnings per common share -
 diluted                              $       0.64                   $       1.04

Weighted average number of
 common shares outstanding

  Basic                                    135,774                        135,244
  Diluted                                  145,603                        145,378


Dividends declared per common
 share                                $     0.1525                   $     0.1450

CONDENSED CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries
(In thousands)

                                           First Quarter         Fiscal
                                            (unaudited)         Year End
                                             June 18,         February 26,
                                               2005               2005
                                         ----------------   ----------------
Assets
Current Assets
  Cash and cash equivalents              $        544,893   $        463,915
  Receivables, net                                453,725            464,249
  Inventories, net                              1,027,053          1,032,034
  Other current assets                            155,837            161,922

    Total current assets                        2,181,508          2,122,120

Property, plant and equipment, net              2,188,669          2,190,888

Goodwill & Other Long Term Assets               1,961,262          1,960,954

Total assets                             $      6,331,439   $      6,273,962

Liabilities and Stockholders' Equity
Current Liabilities
  Accounts payable                       $      1,158,976   $      1,106,860
  Current debt and obligations
   under capital leases                           140,708             99,463
  Other current liabilities                       388,201            420,888

    Total current liabilities                   1,687,885          1,627,211

Long-term debt and obligations under
 capital leases                                 1,524,915          1,578,867
Other liabilities and deferred income
 taxes                                            540,201            557,323

Total stockholders' equity                      2,578,438          2,510,561

Total liabilities and stockholders'
 equity                                  $      6,331,439   $      6,273,962

SOURCE  SUPERVALU INC.
    -0-                             07/20/2005
    /CONTACT: Investors, Yolanda Scharton, +1-952-828-4540, yolanda.scharton@supervalu.com, or Media, Haley Meyer, +1-952-828-4786, haley.m.meyer@supervalu.com, both of SUPERVALU INC./
    /Web site:  http://www.supervalu.com /